Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER FISCAL 2023 RESULTS
TULSA, OK – November 7, 2022 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its first quarter of fiscal 2023.
Key highlights:
•First quarter revenue of $208.4 million, an increase of 24% compared to the first quarter of fiscal 2022 and a 4% increase compared to the fourth quarter of fiscal 2022
•Project awards in the quarter of $234.6 million, a 20% increase compared to the fourth quarter of fiscal 2022, resulting in a book-to-bill of 1.1 for the quarter; backlog increased to $615.7 million
•Additional notable project awards subsequent to the end of the quarter, include a recently announced LNG peak shaving upgrade project as well as a large-scale specialty vessel
•Adjusted EBITDA of $0.8 million(1) for the first quarter of fiscal 2023 on improving margins, an increase from $(12.0) million in the prior quarter
•Loss per share of $0.24; adjusted loss per share of $0.15(1) excluding one-time items
“Our first quarter results demonstrate the improving performance of our business,” said Matrix Service Company President and CEO John R. Hewitt. “Project awards in the quarter were the second highest we have achieved in the last eight quarters, and backlog is the highest it has been in more than two years. This backlog momentum, which is characterized by incremental larger capital awards, will result in continued improvement in revenue, gross margins, and earnings per share as we move through this fiscal year. The quality and commitment of our people, the benefits provided by our streamlined organization, and the growing number of quality projects in our opportunity pipeline gives us confidence in our ability to deliver improving earnings throughout the fiscal year and beyond.”
Earnings Summary
Revenue in the first quarter of fiscal 2023 was $208.4 million, an increase of $7.7 million compared to the fourth quarter of fiscal 2022 revenue of $200.7 million. Gross margin was 6.2% in the first quarter of fiscal 2023 vs. 0.4% in the fourth quarter of fiscal 2022. Improved gross margins were the result of strong execution on an improving project mix and higher recovery of construction overhead costs.
In the Storage and Terminals Solutions segment, gross margin of 9.8% for the quarter was primarily the result of strong execution across the storage business, including projects supporting lower carbon investments, partially offset by under recovered overhead costs.
In the Process and Industrial Facilities segment, first quarter gross margin of 5.0% improved but was negatively impacted by under recovered overhead costs and work on a midstream gas processing project that experienced increases in forecasted costs to complete in the prior year, which reduced the remaining margin realized on the project.
In the Utility and Power Infrastructure segment, first quarter gross margin was 3.8%, also due to under recovered overhead costs and work on a large capital project that experienced increases in forecasted costs to complete in the prior year, which reduced the remaining margin realized on the project.
We had $1.3 million of restructuring costs during the quarter, which primarily related to severance costs as we continued to implement our previously announced business improvement plan. The current phase of our plan is focused on the consolidation of transactional services, procedures and operational talent to increase our efficiency, competitiveness and profitability.

Our effective tax rates for the three months ended September 30, 2022 and 2021 were 0.0% and 23.1%, respectively. The effective tax rate during the first quarter of fiscal 2023 was impacted by the full valuation allowance placed on our deferred tax assets in fiscal 2022 due to the existence of a cumulative loss over a three-year period. As a result, we expect the effective tax rate to be around zero throughout the fiscal year.
For the three months ended September 30, 2022, we had a net loss of $6.5 million, or $0.24 per share, compared to a net loss of $17.5 million, or $0.66 per share, in the three months ended September 30, 2021. For the three months ended September 30, 2022, we had an adjusted net loss of $4.2 million, or $0.15 per share, compared to an adjusted net loss of $16.0 million, or $0.60 per share, in the same period last year.
Backlog
Our backlog as of September 30, 2022 was $615.7 million. Project awards totaled $234.6 million during the three months ended September 30, 2022, leading to a book-to-bill ratio of 1.1. On a segment basis, the first quarter book-to-bill was 0.9 for Utility and Power Infrastructure, driven largely by bookings in electrical infrastructure. For Process and Industrial Facilities, the book-to-bill was 0.7. For Storage and Terminal Solutions, the quarterly book-to-bill was 1.7 led by a key award for a large-scale specialty vessel.
The table below summarizes our awards, book-to-bill ratios and backlog by segment for our first fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended September 30, 2022		Backlog as of September 30, 2022
Segment:	Awards	Book-to-Bill(1)
Utility and Power Infrastructure	$42,618	0.9	$99,807
Process and Industrial Facilities	59,982	0.7	265,641
Storage and Terminal Solutions	132,028	1.7	250,209
Total	$234,628	1.1	$615,657

(1)Calculated by dividing project awards by revenue recognized during the period.
Subsequent to the end of the quarter, during the month of October, the Company has already been awarded greater than $150 million in additional projects, including a recently announced upgrade to a LNG peak shaving facility and a large specialty vessel project. Bidding activity is strong, and while the timing of project awards can fluctuate, we expect the trend of improving backlog to continue.
Financial Position
At September 30, 2022, we had total liquidity of $56.6 million and $15 million in debt. Liquidity is comprised of $14.3 million of unrestricted cash and cash equivalents and $42.3 million of borrowing availability under the ABL Facility. The Company also has $25.0 million of restricted cash to support the ABL Facility.
As a result of rising revenue volumes, especially for cost-reimbursable and maintenance-type work, our investment in working capital has increased during the first quarter of fiscal 2023, which is the primary driver of the decrease in liquidity since June 30, 2022. The Company expects its liquidity position to improve sequentially throughout the remainder of fiscal 2023.
(1)Non-GAAP Financial Measure
Adjusted loss and adjusted loss per share are non-GAAP financial measures which exclude the financial impact of a valuation allowance placed on our deferred tax assets, the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement and restructuring costs. Adjusted EBITDA is a non-GAAP financial measure which excludes restructuring costs, stock-based compensation, interest expense, provision for income taxes and depreciation and amortization expense. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, November 8, 2022 and will be simultaneously broadcast live over the Internet which can be accessed at our website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
Dial in - Toll-Free 1-888-660-6127
Dial in - Toll 1-973-890-8355
Audience Passcode 8678241
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2022	September 30, 2021
Revenue	$208,431	$168,093
Cost of revenue	195,423	171,601
Gross profit (loss)	13,008	(3,508)
Selling, general and administrative expenses	16,811	16,629
Restructuring costs	1,287	605
Operating loss	(5,090)	(20,742)
Other income (expense):
Interest expense	(372)	(1,999)
Interest income	24	21
Other	(1,074)	(83)
Loss before income tax benefit	(6,512)	(22,803)
Benefit for federal, state and foreign income taxes	—	(5,265)
Net loss	$(6,512)	$(17,538)

Basic loss per common share	$(0.24)	$(0.66)
Diluted loss per common share	$(0.24)	$(0.66)
Weighted average common shares outstanding:
Basic	26,862	26,611
Diluted	26,862	26,611

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2022	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$14,342	$52,371
Accounts receivable, less allowances (September 30, 2022—$1,222 and June 30, 2022—$1,320)	149,345	153,879
Costs and estimated earnings in excess of billings on uncompleted contracts	59,609	44,752
Inventories	8,379	9,974
Income taxes receivable	13,546	13,547
Prepaid expenses	9,833	4,024
Other current assets	5,550	8,865
Total current assets	260,604	287,412
Restricted cash	25,000	25,000
Property, plant and equipment - net	51,659	53,869
Operating lease right-of-use assets	21,185	22,067
Goodwill	41,916	42,135
Other intangible assets, net of accumulated amortization	4,364	4,796
Other assets, non-current	6,184	5,514
Total assets	$410,912	$440,793

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2022	June 30, 2022
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,557	$74,886
Billings on uncompleted contracts in excess of costs and estimated earnings	53,286	65,106
Accrued wages and benefits	16,643	21,526
Accrued insurance	6,981	6,125
Operating lease liabilities	4,895	5,715
Other accrued expenses	4,236	4,427
Total current liabilities	154,598	177,785
Deferred income taxes	23	26
Operating lease liabilities	19,698	19,904
Borrowings under asset-backed credit facility	15,000	15,000
Other liabilities, non-current	342	372
Total liabilities	189,661	213,087
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2022 and June 30, 2022; 26,955,510 and 26,790,514 shares outstanding as of September 30, 2022 and June 30, 2022, respectively	279	279
Additional paid-in capital	137,651	139,854
Retained earnings	104,766	111,278
Accumulated other comprehensive loss	(9,928)	(8,175)
	232,768	243,236
Treasury stock, at cost — 932,707 shares as of September 30, 2022, and 1,097,703 shares as of June 30, 2022	(11,517)	(15,530)
Total stockholders' equity	221,251	227,706
Total liabilities and stockholders’ equity	$410,912	$440,793

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2022	September 30, 2021
Gross revenue
Utility and Power Infrastructure	$44,870	$57,204
Process and Industrial Facilities	86,745	45,210
Storage and Terminal Solutions	77,290	68,312
Total gross revenue	$208,905	$170,726
Less: Inter-segment revenue
Process and Industrial Facilities	$117	$1,305
Storage and Terminal Solutions	357	1,328
Total inter-segment revenue	$474	$2,633
Consolidated revenue
Utility and Power Infrastructure	$44,870	$57,204
Process and Industrial Facilities	86,628	43,905
Storage and Terminal Solutions	76,933	66,984
Total consolidated revenue	$208,431	$168,093
Gross profit (loss)
Utility and Power Infrastructure	$1,714	$(6,107)
Process and Industrial Facilities	4,330	2,871
Storage and Terminal Solutions	7,564	413
Corporate	(600)	(685)
Total gross profit (loss)	$13,008	$(3,508)
Selling, general and administrative expenses
Utility and Power Infrastructure	$1,738	$3,050
Process and Industrial Facilities	4,070	2,762
Storage and Terminal Solutions	4,158	4,506
Corporate	6,845	6,311
Total selling, general and administrative expenses	$16,811	$16,629
Restructuring costs
Utility and Power Infrastructure	$37	$9
Process and Industrial Facilities	315	7
Storage and Terminal Solutions	522	(33)
Corporate	413	622
Total restructuring costs	$1,287	$605
Operating income (loss)
Utility and Power Infrastructure	$(61)	$(9,166)
Process and Industrial Facilities	(55)	102
Storage and Terminal Solutions	2,884	(4,060)
Corporate	(7,858)	(7,618)
Total operating loss	$(5,090)	$(20,742)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed ("LNTP"), we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended September 30, 2022:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2022	$102,059	$292,287	$195,114	$589,460
Project awards	42,618	59,982	132,028	234,628
Revenue recognized	(44,870)	(86,628)	(76,933)	(208,431)
Backlog as of September 30, 2022	$99,807	$265,641	$250,209	$615,657
Book-to-bill ratio(1)	0.9	0.7	1.7	1.1

(1)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2022	September 30, 2021
Net loss, as reported	$(6,512)	$(17,538)
Restructuring costs	1,287	605
Accelerated amortization of deferred debt amendment fees(2)	—	1,518
Tax impact of above adjustments	(331)	(546)
Deferred tax asset valuation allowance(3)	1,394	—
Adjusted net loss	$(4,162)	$(15,961)

Loss per share, as reported	$(0.24)	$(0.66)
Adjusted loss per share	$(0.15)	$(0.60)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted loss per share for the three months ended September 30, 2022 and 2021. The most directly comparable financial measures are net loss and loss per share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted loss per share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.
(2)Interest expense in fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees.
(3)We placed a full valuation allowance on our deferred tax assets in the second quarter of fiscal 2022 due to the existence of a cumulative loss over a three-year period. We will continue to place valuation allowances on newly generated deferred tax assets and will realize the benefit associated with the deferred tax assets for which the valuation allowance has been provided to the extent we generate taxable income in the future, or cumulative losses are no longer present and our future projections for growth or tax planning strategies are demonstrated. We placed a valuation allowance of $1.4 million on newly created net operating loss carry forwards generated from losses in the first quarter of fiscal 2023.

Reconciliation of Net Loss to Adjusted EBITDA(1)

	Three Months Ended
	September 30, 2022	September 30, 2021
	(In thousands)
Net loss	$(6,512)	$(17,538)
Restructuring costs	1,287	605
Stock-based compensation	2,055	1,869
Interest expense	372	1,999
Provision (benefit) for income taxes	—	(5,265)
Depreciation and amortization	3,642	4,052
Adjusted EBITDA	$844	$(14,278)

(1)This table presents Adjusted EBITDA, which we define as net loss before restructuring costs, stock-based compensation expense, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Adjusted EBITDA has certain material limitations as follows:
•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.